Exhibit 99.1

FROM:                                       FOR:
Weber Shandwick Worldwide                   Community First Bankshares, Inc.
8400 Normandale Lake Blvd.                  520 Main Avenue
Minneapolis, MN  55437                      Fargo, ND  58124-0001
Contact: Chris Malecek                      Contact: Mark A. Anderson
     (952) 346-6181                                (701) 298-5600
     cmalecek@webershandwick.com                   IPR@CommunityFirst.com

COMMUNITY FIRST BANKSHARES ANNOUNCES
STRATEGIC INITIATIVES

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FARGO, N.D., MARCH 22, 2001 - Community First Bankshares, Inc., (Nasdaq: CFBX)
today announced a series of strategic initiatives to improve customer service and strengthen the Company's position as a provider of diversified financial services. Commenting on the initiatives, Mark Anderson, President and CEO of Community First Bankshares, said, "Over the past year, we began implementing initiatives that we believe form the foundation to improve earnings per share, return on equity and stock price performance. These initiatives included: execution of two stock repurchase programs, a focused strategy to contract the asset base of the Company to improve returns, a decision to consolidate bank charters to provide additional efficiencies, and a disciplined review of the performance and potential of our entire delivery network. The initiatives we announce today represent the continuation of these efforts and our commitment to enhance performance."


COMMUNITY FIRST REDEFINES DELIVERY MODEL

"As the financial services industry continues to evolve, it is increasingly important that we properly align resources with market opportunities and provide the delivery and support structures that optimize their potential," continued Anderson. Upon reviewing the performance, demographic profile and market opportunity of every office, the Company has designated its locations as either Regional Financial Centers or Community Financial Centers.

Under this approach, Regional Financial Centers are those locations that have shown strong commercial banking potential, and thus require a broader base of resources to pursue those opportunities. Regional Financial Centers are typically aligned along a hub and spoke system, with one office directing and supporting smaller offices in close geographic proximity. Community Financial Centers are less geographically concentrated and typically offer greater retail than commercial opportunities. Thus, while Community Financial Centers will provide a full line of


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products and services, they will have a stronger emphasis on retail banking, insurance and investment products, with centralized support for lending activities.

"Our delineation between Community Financial Centers and Regional Financial Centers is a clear recognition that the opportunity and growth potential of markets varies greatly, and allocation of resources must be tailored to support each market," said Anderson.

To further enhance the Financial Center delivery model, Community First is integrating its insurance and investment sales forces into the regional banking division of the Company. Anderson comments, "The joining of these sales forces with bank sales staff brings us closer to the one-stop financial services supermarket concept. It strengthens our opportunity to deepen customer relationships."

Current region presidents will manage Regional Financial Centers. Brad Rasmus is the newly-appointed Region President for Community Financial Centers. Previously, he served as Senior Vice President--Financial Services.


TWENTY-ONE OFFICES SOLD OR CLOSED

In conjunction with the restructuring of its extensive banking network, the Company announced that it has entered into agreements to sell 12 offices to other banking organizations and that it is closing nine additional offices. At the conclusion of this press release is a list of the Community First offices being sold or closed. Security First Bank, Sidney, Nebraska, will acquire the Community First offices in Cody, Merriman and Thedford, Nebraska, and Lincoln State Bank will acquire Community First 's Hankinson, North Dakota, office. Stockmen's Bank of Kingman, Arizona, has agreed to purchase eight offices in Arizona. All three transactions will be effected as Asset Purchases and Deposit Assumptions, and are expected to close by the end of the third quarter of 2001, subject to regulatory approval. Community First will continue to provide service in the three states through eight Nebraska locations, eight North Dakota locations and 17 Arizona locations. In the 12 offices being sold, total deposits are $122 million and total loans are $15 million.

Four of the nine offices it is closing are located in markets in which Community First has multiple branches and has elected to close one office to enhance efficiency. The remaining five offices being closed have aggregate deposits of $26 million, and aggregate loans of $5 million. Employees of all closed offices will be given the option of relocating to another Community First office or receiving out-placement assistance and a severance package based on length of service.

"These decisions are based on improving the allocation of our resources," commented Anderson. "This will enable us to focus more resources on markets where the greatest potential for growth and return on investment exists for our shareholders."


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REVISED CONSUMER LOAN DELIVERY APPROACH

Under the redesigned delivery structure, the Company will implement a centralized consumer credit process. Once fully operational, the central consumer loan center for Community First will offer a complete range of decision support, origination, documentation and collection activities. The center will be located in Fargo and is targeted to be operational during the second quarter of 2001 and in full service by the end of 2002. Anderson went on to say, "We believe that providing decision support will improve the performance of our consumer loan portfolio. Our emphasis will continue to incorporate local approval, but this approach will provide greater support and a better ability to connect consumer portfolio performance with bank incentives."

In conjunction with this redesigned loan delivery approach, Bruce Heysse, previously Senior Vice President - Acquisitions, has been named to the new position of Senior Vice President - Credit Administration, overseeing centralized credit policy and approvals, as well as loan production and administration.


CHARTER CONSOLIDATION COMPLETE

The Company also announced that it has completed the consolidation of its 12 charters into one national bank charter, Community First National Bank. The Company had previously completed the consolidation of 11 charters into one national charter, and the consolidation of the Company's South Dakota State Bank into Community First National Bank completes this process. Additionally, Community First's insurance sales and operations, which had previously been conducted by two separate entities, have been merged into one subsidiary, Community First Insurance, Inc.


EARLY-OUT PROGRAM

This series of initiatives has also resulted in changes in staffing needs in numerous areas within Community First. To accommodate this, the Company has made available an early-out program that has been accepted by 21 eligible management staff members.


RESTRUCTURING RESULTS IN ONE-TIME CHARGE

The Company will recognize a one-time, after-tax charge against earnings of $5 million to account for the financial impact of the initiatives to be taken by the Company. This charge will be recognized during the first quarter of 2001 and will represent approximately $0.12 per share.

To prepare for completion of the sale of the eight Arizona offices and to recognize a recent development concerning Community First's largest non-performing asset, the Company will charge-off the balance of this $2.4 million credit facility that was in the bank at the time of acquisition. To


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maintain the current loan loss reserve level, the Company will take a special loan loss provision during first quarter, equal to the charge-off. The Company may not discuss details of the specific facility, other than to indicate that it involves the enforceability of a government agency guarantee based on concerns over the administration of the guaranteed loan prior to the date the bank was acquired by Community First. The Company has retained counsel and intends to contest the disavowal of the guarantee to reduce or eliminate the financial impact of this event. For the quarter, this will represent an after tax charge of approximately $0.04 per share.

Anderson commented, "This is a complex situation and we are very firm in our resolve to maximize our collection results. Unfortunately, due to many complicated aspects of this situation, we do not expect a short-term resolution. This loan has been our largest non-performing asset for a number of years and our actions on this credit should not be construed broadly. We have seen improvement in asset quality indicators and expect further progress in the quarters ahead."


CONFERENCE CALL SCHEDULED

The Company has scheduled a conference call at 12:00 noon CST today to discuss these new strategic initiatives. Individual investors and the media are welcome to join the call in a listen-only mode by calling 800-248-9412 with a reservation number of 18226475 shortly before the scheduled time of the call. Callers should request to be connected to the Community First Bankshares conference call hosted by Mark Anderson. A replay of the conference call will be available through March 26 by calling 858-812-6440 and entering the reservation number 18226475.


ABOUT THE COMPANY

Community First Bankshares, a financial services company with $6 billion in assets, operates full-service banking offices in 155 communities in 12 states - Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company offers a diverse array of financial services, including investments, insurance, mortgage and trust, with a focus on small business lending. The company is the number one or two market-dominant bank in a majority of the communities it serves. Community First's stock is traded on The Nasdaq Stock Market under the symbol CFBX. The latest investor and other corporate information is available at its web site, www.CommunityFirst.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risks related to the company's acquisition strategy, including risks of adversely changing results of operations and factors affecting the company's ability to consummate further acquisitions; risk of loans and investments, including dependence on local economic conditions; competition for the company's customers from other providers of financial services, possible adverse effects of changes in interest rates; balance sheet and critical ratio risks related to the share repurchase program, and other risks


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detailed in the company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.

                           COMMUNITY FIRST BANKSHARES
                             PENDING SALES/CLOSURES

                                  PENDING SALES
                                     Ajo, AZ
                                   Bagdad, AZ
                                   Duncan, AZ
                                  Gila Bend, AZ
                                   Morenci, AZ
                                  Patagonia, AZ
                                   Sacaton, AZ
                                   Yarnell, AZ
                                    Cody, NE
                                  Merriman, NE
                                  Thedford, NE
                                  Hankinson, ND


                                PENDING CLOSURES
                                    Miami, AZ
                                 New Munich, MN
                                   Binford, ND
                                   Medora, ND
                                   Wright, WY


                            IN-MARKET BRANCH CLOSURES
                             Boulder, CO - Gunbarrel
                         Louisville, CO - Cherry Street
                        Thornton, CO - Biggs-Grant Street
                           Cheyenne, WY - Yellowstone

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